Exhibit 10.4(H)

September 4, 2008

Martin H. Goldstein

SVP, Corporate Development

OncoMed Pharmaceuticals, Inc.

800 Chesapeake Drive

Redwood City, CA 94063-4748

RE: License Agreement with OncoMed Pharmaceuticals (UM 1819)

Dear Mr. Goldstein:

From our recent conversations, we understand that potential investors in OncoMed Pharmaceuticals, Inc. (“Onco”) have raised questions regarding the references to Howard Hughes Medical Institute (“HHMI”) in the August 5, 2001 License Agreement between University of Michigan (“UM”) and Cancer Stem Cell Genomics, Inc. (the predecessor in interest of Onco), as amended (the “License”). As previously indicated by telephone, UM confirms:

1.	No rights to intellectual property owned or controlled by HHMI are conveyed pursuant to the License.

2.	Without limiting the foregoing, no rights to “Subject Property”, as that term is defined in a certain Collaboration Agreement between UM and HHMI dated August 15, 2000, are conveyed pursuant to the License and, as a result, HHMI approval of the License was not required.

3.	Notwithstanding Section 4.7.1.6 of the License, no shares of Onco stock due UM pursuant to the License have been, or are required to be, transferred to HHMI nor will HHMI receive any portion of royalties paid by Onco under the License.

Please feel free to call me if you have any further questions.

Sincerely,

/s/ Robin L. Rasor

Robin L. Rasor

Director of Licensing